Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Sanofi for the registration of debt securities and to the incorporation by reference therein of our reports dated March 3, 2016, with respect to the consolidated financial statements of Sanofi, and the effectiveness of internal control over financial reporting Sanofi, included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

Ernst & Young et Autres

Represented by Nicolas Pfeuty

/s/ Nicolas Pfeuty

Nicolas Pfeuty

Paris-La-Défense, France

March 14th, 2016